EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

Ampex Corporation Initiates Litigation Against Kodak

For Unauthorized Use of Digital Still Camera Patents

REDWOOD CITY, Calif., October 21, 2004 – Today, Ampex Corporation (OTCBB:AEXCA) filed a complaint with the International Trade Commission (“ITC”) seeking an exclusion order barring Eastman Kodak Company (NYSE: EK) from the importation and sale of digital still cameras into the United States of America due to Kodak’s unauthorized use of the Company’s intellectual property. Industry statistics indicate that Kodak is one of the world’s largest manufacturers of digital still cameras. In addition, Ampex filed suit in the United States District Court for the District of Delaware seeking unspecified damages from Kodak for patent infringement.

The Company has offered to license the major manufacturers of digital still cameras and cellular phones with digital image storage and retrieval capabilities. In May 2004 the company commenced litigation at the ITC and in Delaware District Court against Sanyo Electric Company Limited, a major manufacturer principally for OEM customers. Subsequently, Sanyo and Ampex concluded a license agreement covering digital still cameras and camera-equipped cellular telephones and the litigation was withdrawn.

The company has recently completed a license agreement with Canon Inc.(NYSE:CAJ), a major Japanese manufacturer of digital still cameras and is currently in active negotiations with several other manufacturers.

Ampex initiated separate litigation in the ITC and in the Federal District Court in Delaware against Sony Corporation (NYSE:SNE) in July 2004 which is continuing. Ampex may seek to enforce its patents by instituting litigation against additional manufacturers of digital still camera and camera equipped cellular telephones if it is not able to negotiate satisfactory licensing arrangements.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations that find our patents not to be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC, its Quarterly Report on Form 10-Q for the fiscal quarters ended March 30, 2004 and June 30, 2004. Ampex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 is expected to be filed shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.